Exhibit 10.2
FIRST AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF
AGREEMENT
THIS FIRST AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this "Amendment"), is made and entered into as of October 28, 2016, by and among Franklin Electric Co., Inc., an Indiana corporation (the "Company"), NYL Investors LLC ("NYL Investors") and each of the undersigned holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the "Noteholders").
WITNESSETH:
WHEREAS, the Company and the Noteholders are parties to that certain Note Purchase and Private Shelf Agreement, dated as of May 27, 2015, (as amended, restated, supplemented or otherwise modified from time to time, the "Note Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company; and
WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:
1.Amendments
(a)Section 9.1 of the Note Agreement is hereby amended by inserting the following after the last sentence thereof:
The Company acknowledges that any such Person permitted to act pursuant to this Section 9.1, after exercising its rights of inspection, may prepare and (subject to the terms of Section 20 hereof) distribute to the Significant Holders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by such Person and the Significant Holders
(b)Section 9.4 of the Note Agreement is hereby amended by inserting the following after the last sentence thereof:
The Company will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable U.S. Economic Sanctions.
(c)Section 9.5 of the Note Agreement is hereby amended in its entirety with the following:
Section 9.5    Most Favored Lender Status. Except in the case of any Qualified Receivables Transaction, in the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under, or amend, any agreement evidencing any present or future Indebtedness in excess of $10,000,000 (collectively, an

“Other Financing Agreement”) which includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes), an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.5, but shall merely be for the convenience of the parties hereto
(d)Section 10.1 of the Note Agreement is hereby amended by inserting the following new clause (viii):
(viii)    Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction;
(e)Section 10.1 of the Note Agreement is hereby further amended by amending the existing clause (viii) in its entirety as follows:
(ix) Liens not otherwise permitted by the foregoing clauses provided that Priority Debt at no time exceeds twenty percent (20%) of Consolidated Total Tangible Assets, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.1(ix) any Indebtedness outstanding under or pursuant to any Principal Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders
(f)Section 10.2 of the Note Agreement is hereby amended by (1) deleting the word “and” following the “;” in clause (i), (2) amending clause (ii) in its entirety with the following, and (3) inserting a new clause (iii) with the following:
(ii) other Indebtedness of the Company or Subsidiaries (other than Significant Subsidiaries), so long as Priority Debt at no time exceeds twenty percent (20%) of Consolidated Total Tangible Assets; and
(iii)    Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transaction in an aggregate amount not to exceed $30,000,000 at any time.
(g)Section 10.3 of the Note Agreement is hereby amended by (1) deleting the word “and” following the “;” in clause (xi), (2) inserting the following new clauses (xii) and (xiii) and (3) replacing existing clause (xii) with the following new clause (xiv):
(xii)    make any Investments comprised of contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 10.7 to such a special-purpose entity;
(xiii) make any Investments permitted pursuant to Section 10.4; and
(xiv) make other new Investments not to exceed an amount equal to twenty-five percent (25%) of Consolidated Net Worth.
(h)Section 10.7 of the Note Agreement is hereby amended in its entirety with the following:
Section 10.7    Sale or Discount of Receivables. Except in connection with any Qualified Receivables Transaction, sell with or without recourse, discount or pledge or otherwise sell any of its notes or accounts receivable excluding, however, the sale on a non-recourse basis of receivables in the ordinary course of business owing from foreign account debtors so long as such sale is not for the exclusive purpose of raising a financing (e.g., a securitization).
(i)Section 10.9 of the Note Agreement is hereby amended in its entirety with the following:
Section 10.9    Interest Coverage Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended to Consolidated Interest Expense for the period of four consecutive Fiscal Quarters then ended shall not be less than 3.00 to 1.00.
(j)Section 10.10 of the Note Agreement is hereby amended in its entirety with the following:
Section 10.10    Debt to EBITDA Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated Net Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended shall not exceed 3.50 to 1.00.
(k)Section 22.3 of the Note Agreement is hereby amended in its entirety with the following:
Section 22.3    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.1(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of Section 5.3. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP occurring after the Effective Date, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of the Effective Date to be treated as Capital Leases under GAAP.
(l)Schedule A is hereby amended by replacing the defined terms “Consolidated EBITDA”, “Credit Agreement”, “Permitted Disposition”, “Priority Debt” and “Significant Subsidiary” in their entirety with the following:
“Consolidated EBITDA” for any period means the sum of (i) Consolidated EBIT for such period, (ii) Depreciation for such period, (iii) amortization of intangible assets of the Company and its Consolidated Subsidiaries for such period, and (iv) extraordinary or other non-operating losses for such period, MINUS extraordinary or other non-operating gains for such period, all determined in accordance with GAAP. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Company or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period and (b) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Company or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Company or such Consolidated Subsidiary prior to the first day of such period; provided, however, that the foregoing clauses (a) and (b) shall not apply to calculations made pursuant to Section 10.9.
“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 28, 2016, by and among the Company, Franklin Electric B.V., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“Permitted Dispositions” means and includes:
(i) any sale, lease, transfer or other disposition of assets from (a) a Subsidiary (other than a Significant Subsidiary) to the Company or to a Wholly-Owned Subsidiary, (b) the Company to a Wholly-Owned Subsidiary or (c) a Significant Subsidiary to the Company or to any other Significant Subsidiary, provided that notwithstanding the foregoing, in no event shall any sale, lease, transfer or other disposition of assets by the Company or any Subsidiary not in the Excluded Subsidiary Group be made to any member of the Excluded Subsidiary Group under this clause (i);
(ii) any sale and leaseback of any assets owned by the Company or any of its Subsidiaries; provided that the aggregate amount of assets sold and leased-back under this clause (iii) in the then most recent twelve (12) month period do not constitute more than five percent (5%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year;
(iii) any sale, lease, transfer or other disposition of assets in the ordinary course of business; or
(iv) any sale, lease, transfer or other disposition of assets or stock to Persons outside of the ordinary course of business so long as the aggregate amount of assets and stock sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent twelve (12) month period which were not permitted by clauses (i), (ii) or (iii) above together with any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business which are not permitted by clauses (i), (ii) or (iii) above (a) do not constitute more than fifteen percent (15%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year and (b) have not contributed more than fifteen percent (15%) of Consolidated Net Earnings for the most recently ended fiscal year of the Company; provided, however, that in the case of any event described in this clause (iv), if the Company shall deliver to the each Significant Holder a certificate of a Senior Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such proceeds, to acquire (or replace or rebuild) real property, equipment or other assets to be used in the business of the Company and/or its Subsidiaries (including one or more Permitted Acquisitions), and certifying that no Default or Event of Default has occurred and is continuing, then the assets sold, leased or otherwise transferred pursuant to such event shall not be included in any determination made pursuant to this clause (iv)(a) or (iv)(b) to the extent such proceeds specified in such certificate are so reinvested during such 180-day period (or such extended period as agreed by the Required Holders in their sole discretion); provided further that, if such proceeds therefrom have not been so applied by the end of such 180-day period (or such extended period as agreed by the Required Holders in their sole discretion), such assets sold, leased or otherwise transferred pursuant to such event shall be included in each determination made pursuant to this clause (iv)(a) and (iv)(b) to the extent of such proceeds that have not been so applied.
“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Company or any Subsidiary Guarantor that is secured by a Lien under Section 10.1(ix), and (ii) Indebtedness of any Subsidiary (other than a Subsidiary Guarantor) (including, but not limited to, any Indebtedness of a Subsidiary which consists of a Guarantee of Indebtedness of the Company), but excluding for purposes of this clause (ii), (x) Indebtedness of Subsidiaries owing to the Company and (y) Indebtedness of any Subsidiary (other than a Significant Subsidiary) to any other Subsidiary.
“Significant Subsidiary” means each of (i) Franklin Electric International, Inc., a Delaware corporation, (ii) Franklin Fueling Systems, Inc., an Indiana corporation, and (iii) Intelligent Controls, LLC, a Maine limited liability company.
(m)Schedule A is hereby further amended by adding the following new defined terms in correct alphabetical order:
“Acquisition” means any transaction pursuant to which the Company or any of its Subsidiaries, directly or indirectly, in its own name or by or through a nominee or an agent

(a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any Person other than the Company or any Person which is not then (before giving effect to such transaction) a Subsidiairy of the Company, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer or a combination of any of the foregoing or (b) makes any Person a Subsidiary of the Company or cause any Person to be merged into the Company or any of its Subsidiaries in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery of issuance to the holders of such Person’s then outstanding Securities, in exchange for such Securities, of cash or Securities of the Company of any of its Subsidiaries, or a combination thereof ot (c) purchases all of the business or assets of any Person.
“Capital Lease” means at any date any lease of property which in accordance with GAAP would be required to be capitalized on a balance sheet of the lessee.
“Consolidated Net Debt” shall mean, at any date, (a) Consolidated Total Debt as of such date minus (b) Unrestricted Cash as of such date; provided, that the aggregate dollar amount of Unrestricted Cash permitted to be included in any determination of Consolidated Net Debt pursuant to the foregoing clause (b) shall not exceed $75,000,000 at any time.
“Consolidated Total Tangible Assets” means, at any time, Consolidated Total Assets at such time minus Consolidated Total Intangible Assets at such time.
“Consolidated Total Intangible Assets” means, at any time, the aggregate amount of all assets of the Company and its Consolidated Subsidiaries that are classified as intangible assets under GAAP (including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs), determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Permitted Acquisition” means any Acquisition (i) which is of a Person approved by the board of directors of the Company and (ii) which has been approved by the Person to be acquired in connection with such Acquisition.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivables and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Required Holders and (ii) the Indebtedness and/or Receivables Transaction Attributed Indebtedness incurred in respect of all such transactions or series of transactions does not exceed $30,000,000 at any time.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Unrestricted Cash” shall mean, at any date, the sum of (a) positive excess, if any, of (i) 100% of the unrestricted cash maintained by the Company or any of its Domestic Subsidiaries in accounts located in the United State and that are not subject to any Liens at such time over (ii) $5,000,000 and (b) 70% of the unrestricted cash maintained by the Company or any of its Subsidiaries in accounts not included in the foregoing clause (a) that are not subject to any Liens or legal or contractual restrictions on repatriation to the United States at such time.
(n)Schedule 5.8 of the Note Agreement is hereby replaced in its entirety with Schedule 5.8 attached hereto.
2.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) an amendment fee in an amount equal to 0.025% of the outstanding aggregate principal amount of the Notes, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), (iii) executed counterparts to this Amendment from the Company and the Required Holders, (iv) a duly executed copy of the Credit Agreement, in form and substance reasonably satisfactory to the Noteholders, and (v) a duly executed copy of an amendment to the Prudential Note Purchase Agreement, in form and substance reasonably satisfactory to the Noteholders.
3.Representations, Covenants, and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents, covenants and warrants to the Noteholders that:
(a)The Company is a corporation duly organized and existing in good standing under the laws of the State of Indiana and has the corporate power to own its property and to carry on its business as now being conducted. Each Subsidiary is duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the corporate power to own its property and to carry on its business as now being conducted except in such instances where the failure could not be reasonably expected to result in a Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)The Company has the corporate power and authority to execute and deliver this Amendment and to perform the provisions hereof. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action, and this Amendment has been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(c)After giving effect to this Amendment, the representations and warranties contained in the Note Agreement are true, accurate and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) on and as of the date hereof, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true, accurate and correct as of such earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.
4.Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment.
5.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
6.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
7.Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.
8.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
9.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.
10.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
11.Severability. If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Note Agreement, respectively.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company, by its respective authorized officers as of the day and year first above written.

COMPANY:
FRANKLIN ELECTRIC CO., INC.
By: /s/ Jeffrey T. Frappier

Name: Jeffrey T. Frappier

Title: Treasurer

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TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NYL INVESTORS LLC

By: /s/ James M. Belletire

Name: James M. Belletire

Title: Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT
TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

NOTEHOLDERS

NEW YORK LIFE INSURANCE COMPANY

By: /s/ James M. Belletire

Name: James M. Belletire

Title: Vice President

NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION
By: NYL Investors LLC, its Investment Manager

By: /s/ James M. Belletire

Name: James M. Belletire

Title: Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT
TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

Schedule 5.8

Conflicting Agreements and Other Matters

Third Amended and Restated Credit Agreement dated as of October 28, 2016 by and among (i) the Franklin Electric Co., Inc., an Indiana corporation, Franklin Electric B.V., a Netherlands private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid, (ii) the financial institutions party thereto and (iii) JPMorgan Chase Bank, N.A., as Administrative Agent, as amended on October 1, 2013, February 27, 2015 and May 5, 2015, and related guarantees

Bond Purchase and Loan Agreement, dated December 31, 2012, among The Board of Commissioners of the County of Allen, as “Issuer”, Franklin Electric Co., Inc., an Indiana corporation, as “Borrower”, and the Bondholders referred to therein, as amended on May 5, 2015, and related guarantees

Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 9, 2004, between Franklin Electric Co., Inc., an Indiana corporation, and Prudential Investment Management, Inc. and The Prudential Life Insurance Company, as amended on April 9, 2007, February 26, 2008, July 22, 2010, December 14, 2011 and May 5, 2015, and related guarantees